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                                                                    EXHIBIT 21.1

                         SUBSIDIARIES OF THE REGISTRANT

1. Horizon Acquisition Corp., a Georgia corporation which is wholly-owned by the registrant.

2. Strato/Infusaid, Inc., a Massachusetts corporation which is wholly-owned by the registrant.